EXHIBIT 32.01

November 7, 2019
The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 (the "Report") of El Paso Electric Company (the "Company") for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Adrian J. Rodriguez and Nathan T. Hirschi, each certifies that, to the best of their knowledge:
1.the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Adrian J. Rodriguez
Adrian J. Rodriguez
Interim Chief Executive Officer
General Counsel and Assistant Secretary

/s/ Nathan T. Hirschi
Nathan T. Hirschi
Senior Vice President -
Chief Financial Officer